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                                                                   EXHIBIT 10.26


ONLINE PARTNER AGREEMENT                                      Accessio.com, Inc.

1.   CDU Positioning on US-Style

     US-Style will be an online mall featuring select U.S. online retailers. The US-Style site itself will be completely in Japanese and features both navigational and support tools. The site uses a "frame solution" so that the CDU Japanese site will be viewable within the US-Style frame yet fully under CDU's control.

     The focus of US-Style is currently on the Japanese market, however, in the future, as an introduction of US-Style is deemed appropriate for other Asian markets, US-Style reserves the right of first refusal from CDU (assuming this Agreement is in effect, see 8. Agreement Term) to handle those markets including (but not limited to, China, Hong Kong, Singapore, Korea, and Taiwan).

2.   Linking

     As part of the US-Style online mall concept, US-Style agrees to display the CDU name and logo prominently on the US-Style site (www.us-style.com) as well as link directly to the Japanese version of the CDU site. CDU agrees to incorporate a link and graphical element from its home page (www.cduniverse.com) to the Japanese version of its site. Further, CDU agrees to include a script linking the Japanese version of CDU to www.us-style.com. Both parties agree to maintain integrity and structure of these links. US-Style will furnish CDU with scripts, text and graphical elements for these purposes (see 4. Japanization of CDU Site).

3.   Japanese Internet Promotion of US-Style

     The success of US-Style depends greatly on its ability to achieve high-end promotion in Japan. US-Style is currently in negotiations with Yahoo!Japan, to have US-Style promoted throughout www.yahoo.co.jp and, ultimately, in Yahoo!Japan's soon-to-be-launched Shopping Property. There can be no assurance that US-Style will reach an agreement on acceptable terms with Yahoo!Japan, through US-Style knows of no reason why such an agreement will not be reached. In the event that the Yahoo!Japan promotion does not occur, US-Style will pursue in good faith other promotional initiative including agreements with 'Goo' search engine, AOL Japan and other large sites in Japan.

4.   Japanization of CDU Site

     US-Style will provide Japanization and translation for 1) CDU's home page,
     2) information page--including customer service and shopping policies, company background and history, 3) shopping basket and check-out, and 4) Navigational tools (e.g., buttons for site navigation and purchase). As more fully set forth in Exhibit A (see I. Partner Guidelines, A. Web Site and Web Server), these changes will be integrated into CDU's existing site and back-end. Additional site Japanization is possible but falls outside the parameters of this proposal and can be preformed by US-Style under separate agreement.




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5.   Japanese/English Customer Support Emails

     US-Style will provide Japanese-language email customer support for all Japanese shoppers who shop on the Japanese version of CDU (as described above under "4. Japanization of CDU site"). Phone-based customer support is not covered by this proposal.

     Customer support emails are broken down into two main groups-A) those from the online retail partner (i.e., CDU) to the Japanese customer (a.k.a., "partner-originated emails") and B) email inquiries from the Japanese customer to the online partner (a.k.a., "customer-originated emails").

     In regard to "partner-originated emails", these are the automated emails sent to customers, typically at the time of purchase, order confirmation, order delivery, etc. US-Style will Japanize each automated "partner-originated email" and deliver the appropriate email to the Japanese customer. In executing the delivery of such messages, it is necessary for CDU to send all customer communication to US-Style where the emails will be translated into Japanese and then forwarded to the customer. This process is triggered instantaneously so that the customer will not experience a delay in receiving the email. As set forth in this Agreement, US-Style will support up to 15 different automated "partner-originated emails" (i.e., "thank you for your order", "your order has been shipped", etc.) per year for CDU. Additional automated "partner-originated emails" will incur additional expense.

     In regard to "customer-originated email", these are the customer specific inquiries ("case-by-case") which comes from the Japanese customer to the online partner. "Case-by-case" emails are received by US-Style, translated immediately upon receipt and then forwarded to CUD's customer support operations. The response (in English) is then translated into Japanese and forwarded to the customer. US-Style operates translation facilities to coincide with Japan's peak online shopping hours.

     Given the variable causes that might affect the volume of "customer-originated case-by-case emails", the manner in which these emails are handled will be evaluated at the end of the first six months of CDU's presence on the US-Style site. At that time, the handling process may be adjusted to utilize more automated processes (such as US-Style access to CDU database for immediate information regarding a Japanese customer's specific question, or US-Style's recommendation for an increase or change in the level of Japanization on the CDU site). Any such changes must be agreed upon mutually by CDU and US-Style in writing.

     Likewise, under the terms of this proposal, only automated "partner-initiated" emails to Japanese customers are covered. In the case of a partner error or mishap, US-Style (as part of this proposal) will work with the partner in developing and automated email notification to handle the situation--such emails contribute to the 15 "automated partner-originated email" limit above.

     Lastly, in the case of "customer-originated" emails regarding orders placed on the English-version of CDU, US-Style will redirect the inquiry to a CDU English-speaking support staff.


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6.   Customer Tracking

     US-Style will provide a log of all Japanese shoppers who buy from the online partner site.

7.   Online Partner Guidelines

     Please reference Exhibit A. attached.

8.   Agreement Term

     Subject to section 14, this agreement is for the duration or one year-- beginning on the date of US-Style's launch and terminating on the one-year anniversary. CDU shall have an option of renewal in one-year terms, exercisable with 30 days notice to US-Style.

9.   Notification of content changes

     CDU agrees to inform US-Style of changes to customer service and fulfillment policies and other major changes in advance so as to allow sufficient time for US-Style to maintain the accuracy of CDU's Japanese pages. Further, US-Style must receive advanced notice about the introduction of new scripts and added features affecting the Japanese functionality of the CDU site.

10.  Date of Launch

     US-Style is scheduled to launch in December 1998. A firm date has not been set but will be announced as soon as possible.

11.  Fee Structure

     CDU will pay US-Style an amount equal to 10% of all sales of CD's through CDU's Japanese site. Also, CDU will pay US-Style an amount equal to 15% of all sales of Video's through CDU's Japanese site. Lastly, CDU will pay US-Style an amount equal to 15% of all sales of accessories through CDU's Japanese site. The commission on new merchandise areas will be determined at the time of their offering. As described in "2. Linking", the two points of entry to the CDU Japanese site will be (1) www.us-style.com and
     (2) www.cduniverse.com

     The percentage of sales fee will be on the total amount of purchases minus shipping, taxes or any other non-product charges. The sales-percentage fee is in exchange for the services described herein.

12.  Payment

     The commission to US-Style will be paid monthly. Net 15 days, CDU will send US-Style a check for the commissions earned on products that were shipped during that month, less any taxed withheld as may be required by law. If the monthly check is projected to exceed $10,000, then CDU will pay US-Style twice per month. Payments of less than $100 may be withheld until the total accrued amount exceeds $100.


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13.  Modifications

     No change, amendment or other modification of this Agreement, including the Commission Schedule, shall be valid unless set forth in a written instrument signed by both parties.

14.  Termination

     This Agreement will be in effect for the amount of time as described above (see 8. Agreement Term). Giving at least 60 days prior notices, CDU may terminate the relationship prior to this date if US-Style does not fulfill in all material respects its obligations as described in this agreement. Likewise, giving at least 60 days notice, US-Style may terminate the relation ship prior to this date if the online partner dose not fulfill in all material respects its obligations as described above (see 7. Online Partner Guidelines 11. Fee Structure and 12. Payment)

     If CDU chooses to terminate the Agreement for reasons other than described above, CDU will be required to pay US-Style the total direct and indirect expenses associated with the promotion, Japanization and customer support of the online partner's shopping site. This payment is not exceed $15,000.

     All copies of images, scripts and any other content created by US-Style for CDU for the purposes described in this contract shall be returned to US-Style as these remain the property of US-Style and may only be used by CDU while this Agreement is in effect.

15.  Limited License

     Both parties grant each other nonexclusive, revocable rights to use each other's icons and messages as well as any other proprietary, trademarked of copyrighted material to use solely for the purposes covered by this Agreement and as otherwise needed to assist in generating sales and customer satisfaction. US-Style is granted permission to modify CDU's icons, messages, other images, and scripts only insofar as is required for Japanization purposes described in this Agreement. Both parties reserve all of our rights in the icons, messages, and any other images, scripts, trade names, and trademarks, and all other intellectual property rights. Either party may revoke the above license by giving notice as stipulated in 14. Partnership Termination.

16.  Relationship of Parties

     US-Style and CDU are independent legal entities, and nothing in this Agreement will create any actual or constructive partnership, joint venture agency, franchise, sales representation or other relationship between the parties. Neither party has any authority to make or accept any offers of representations on either party's behalf. Neither party to this Agreement will make statements that reasonably would contradict anything in this
     Section 16.


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17.  Limitation of Liability

     Neither party will be liable for indirect, special or consequential damages (or loss of revenue, profits, of date) arising in connection with this Agreement, even if either party has advised the other of the possibility of such damages. Further, any aggregate liability arising with respect to this Online Partnership will not exceed the total commission payable under this Online Partnership.

18.  Disclaimers

     Neither Party makes any express or implied warranties or representations with respect to the Agreement or any products sold through the Online Partnership (including, without limitation, warranties of fitment, merchantability, non-infringement, or any implied warranties arising out of a course of performance, dealing, or trade usage). In addition, neither party make any representation that the operations of the sites will be uninterrupted or error-free and we will not be liable for the consequences of any interruptions or errors.

19.  Indemnification

     CDU agrees, at its own expense, to defend or at its option, to settle any claim or action brought against US-Style regarding on the issue of infringement of any trademark, service mark, copyright or other proprietary items arising from the use of any content provided by CDU, developed by CDU or used with CDU's permission in any web site developed by US-Style or CDU, and to identify US-Style against all damages and cost, including legal fees, which may be assessed against US-Style under any such claim or action; provided that US-Style provides CDU with (i) prompt written notice of such claim or action, (ii) sole control and authority over the defense or settlement of such claim or action (unless the settlement involves injunctive-type relief against US-Style, in which case US-Style's written consent shall be required for settlement), and (iii) proper and full information and reasonable assistance to defend and/or settle any such claim or actions. In the event that any of such contest, is held, or in CDU's reasonable discretion after consultation with US-Style may be held, to constitute and infringement, CDU, at its option and expense, may either
     (a) modify the content so that it becomes non-infringing. (b) Replace the content with content which does not constitute an infringement and which is reasonably acceptable to CDU, or (c) discontinue positing the content, CDU agrees that it is solely responsible for obtaining any necessary or advisable registration of any marks, icons, text or other materials with the Japanese government of any other government.

     Each party agrees to indemnify and hold harmless the other party from and against any cost, loss or expense (including attorney's fees) resulting from any and all claims by third parties, (other than those provided for in the prior paragraph) for loss, damage or injury (including death) allegedly caused by the actions of the indemnifying party, of any or their respective agents or employees. The indemnifying party shall have the right to participate at its expense in any such dispute. Claims against US-Style for product liability or breach of warranty relating to any item sold by CDU shall be considered "caused by the actions" of CDU.


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21.  Confidentiality

     Confidential information, which includes all information or material disclosed or provided by either party (the "disclosing party") to the other party (the "recipient") either orally or in writing concerning any aspect of the business or affairs of the disclosing party, shall be held by the recipient in strictest confidence and shall not be disclosed to any person or entity unless required by law (in which case prompt, and if practicable, prior, notice shall be given to the disclosing party). Confidential information shall not include information or material that (i) is publicly available or becomes publicly available through no action or fault of the recipient, (ii) was already in the recipient's possession or known to the recipient prior to being disclosed. All confidential information disclosed by the disclosing party is owned solely and exclusively by the disclosing party.

22.  Disputes

     Any and all disputes arising under this Agreement shall be resolved through hinging arbitration according to the rules of the American Arbitration Association. The arbitration shall take place in Fairfield County, Connecticut, at American Arbitration, Association, JAMS/ENDISPUTE or (other Arbitration Association) to be determined by the party first bringing the claim. The decision of the arbitrators shall be final and binding on the parties and may be entered and enforced in any court of competent jurisdiction by either party.

Agreed: For Accessio.com Inc



/s/                                             11/5/98
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M______ J. Thomas                               Date
President
Accessio.com Inc.



Agreed: for CD Universe





/s/                                             Nov. 4, 1998
-----------------------------                   ---------------------
Charles Beilman                                 Date
President
CD Universe


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